Exhibit 99.1

Valpey Fisher Corporation Reports Third Quarter Profit

HOPKINTON, Mass.--(BUSINESS WIRE)--October 29, 2010--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low-noise timing solutions, today reported results for the third quarter ended October 3, 2010.

For the third quarter of 2010, the Company reported an operating profit of $270,000 and net earnings of $174,000 or $.04 per share on sales of $3,803,000, compared to an operating loss of $264,000 and a net loss of $138,000 on sales of $2,502,000 for the same period last year.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented, ”We are pleased to report 2010 third quarter results that include a 52% increase in revenue and a $534,000 increase in operating profit over the same period of 2009. This increase in operating profit is after the negative impact of our $204,000 investment in marketing and development expenses incurred by our Microwave Product line that was formed in the fourth quarter of 2009. New customer orders were up $1,043,000 or 38% from the third quarter of last year. Our backlog amounted to $2,201,000 at October 3, 2010 compared to $1,765,000 at the end of the third quarter of 2009.”

“Our products continued to gain traction during the third quarter. We again saw sales increases across all of our product lines with our High Precision Product line increasing by 114% over the prior year. Our customer base is clearly recognizing the value of these industry leading oscillators, timing modules and integrated subsystems. Valpey Fisher recently received “Preferred Vendor” status by a major telecom OEM,” added Ferrantino.

About Valpey Fisher:

Valpey Fisher is a pioneer in the design of high-accuracy subsystems used in digital and optical telecommunications systems in use throughout the world for digital, voice, data and military communications. The Company’s products enable communications systems vendors to increase network data capacity and improve voice and video quality. Valpey Fisher manufactures precision low-noise timing modules used in Point-to-Point Radio, Satellite, Base Station, Test & Measurement, Microwave Communications and Synthesizers. The Company’s major OEM customers include Alcatel-Lucent, Blade Networks, Juniper Networks, Harris, Raytheon, BAE Systems and L-3 Communications.

For more information on Valpey Fisher’s innovative products including the Microwave Product line, please visit www.valpeyfisher.com.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but not limited to: our results for 2010 may be negatively impacted by the current global economic conditions and uncertainties, our ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, our ability, including that of our suppliers to produce and deliver materials and products competitively, a significant portion of our revenues is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition, a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition, our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly, and compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Valpey-Fisher Corporation Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	10/3/2010	9/27/2009	10/3/2010		9/27/2009

Net sales	$3,803	$2,502	$11,170		$7,580
Cost of sales	2,310	1,621	6,879		5,035
Gross profit	1,493	881	4,291		2,545

Operating expenses:
Selling and advertising	542	410	1,601		1,238
General and administrative	356	332	1,079		1,005
Retirement agreement	-	265	-		265
Research and development	325	138	964		423
	1,223	1,145	3,644		2,931

Operating profit (loss)	270	(264)	647		(386)

Interest income	4	7	13		27
Earnings (loss) before income taxes	274	(257)	660		(359)
Income tax expense (benefit)	100	(119)	255		(122)
Net earnings (loss)	$174	$(138)	$405		$(237)

Basic and diluted earnings (loss) per share	$.04	$(.03)	$.09	$	( .06)

Basic weighted average shares	4,306	4,298	4,302		4,298
Diluted weighted average shares	4,496	4,298	4,450		4,298

Valpey-Fisher Corporation and Subsidiaries Consolidated Condensed Balance Sheets (In thousands, except share data)

	10/3/2010	12/31/2009
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$ 4,315	$ 4,053
Restricted cash	201	-
Receivables, net	2,618	1,744
Inventories, net	1,361	1,105
Deferred income taxes	837	848
Other current assets	28	111
Total current assets	9,360	7,861

Property, plant and equipment, at cost	11,961	11,613
Less accumulated depreciation	10,456	10,128
	1,505	1,485

Other assets	214	203
Total assets	$11,079	$9,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,307	$ 949
Accrued liabilities	1,563	861
Total current liabilities	2,870	1,810

Deferred income taxes	195	175

Stockholders’ equity:
Preferred stock, $1.00 par value- Authorized 1,000,000 shares; issued none	-	-
Common stock, $.05 par value- Authorized 10,000,000 shares; Issued and outstanding: 4,306,638 and 4,297,898 shares	215	215
Capital surplus	5,712	5,667
Retained earnings	2,087	1,682
Total stockholders’ equity	8,014	7,564
Total liabilities and stockholders’ equity	$11,079	$9,549

CONTACT:
Valpey Fisher Corporation
Michael J. Kroll, 508-435-6831 X600
Vice President, Treasurer and CFO